Exhibit 4.1

AMENDED CERTIFICATE OF
DESIGNATION OF SERIES A
PREFERRED STOCK

OF

AMERICAN BREWING COMPANY, INC.

The undersigned, Neil Fallon and Julie Anderson, do hereby certify that:

A. Neil Fallon is the duly elected and acting CEO and Julie Anderson is the duly elected and acting Vice President of American Brewing Company, Inc.., a Washington corporation (the "Company").

B. Pursuant to the Unanimous Written consent of the voting shareholders and Board of Directors of the Company dated June 20, 2013, the voting shareholders and Board of Directors duly adopted the following resolutions:

WHEREAS, the Articles of Incorporation of the Company authorize a class of stock designated as Preferred Stock, with a par value of $.001 per share (the "Preferred Class"), comprising One Million (1,000,000) shares and provides that the Board of Directors of the Company may fix the terms, including any dividend rights, dividend rates, conversion rights, voting rights, rights and terms of any redemption, redemption price or prices, and liquidation preferences, if any of the Preferred Class;

NOW THEREFORE, BE IT RESOLVED, that the Board of Directors does hereby fix and determine the rights, preferences, privileges, restrictions and other matters relating to the Series A Preferred Stock as follows:

I. Definitions. For purposes of this Amended Certificate of Designation, the following definitions shall apply:

a.	"Board" shall mean the Board of Directors of the Company.

b.	"Company" shall mean "American Brewing Company, Inc.".

c.	"Common Stock" shall mean the Common Stock, $.00 I par value per share, of the Company

d.
 "Distribution" shall mean the transfer of cash or property by the Company to one or more of its stockholders without consideration, whether by dividend or otherwise (except a dividend in shares of Company's stock.

e.	"Original Issue Date" shall mean the date on which the Company issues the first share of Series A Preferred Stock.

f.	"Series A Preferred Stock" shall mean the Series A Preferred Stock, $.00 I par value per share.

g.
 "Subsidiary" shall mean any corporation or Limited Liability Company of which at least fifty percent (50%) of the outstanding voting stock or membership interest, as the case may be, is at any time owned directly or indirectly by the Company or by one or more of such subsidiary corporations.

Section 1. Designation and Amount. The shares of such series shall have $0.001 par value per share and shall be designated as Series A Preferred Stock (the "Series A Preferred Stock") and the number of shares constituting the Series A Preferred Stock shall be Two Hundred Fifty Thousand (250,000).

Section 2. Rank. Except for the voting rights specifically granted herein, the Series A Preferred Stock shall rank: (i) prior to all of the Company's Common Stock, $0.00 I par value per share ("Common Stock"); ii) prior to any class or series of capital stock of the Company hereafter created not specifically ranking by its terms senior to or on parity with any Series A Preferred Stock of whatever subdivision (collectively, with the Common Stock and the Existing Preferred Stock, "Junior Securities"); and (iii) on parity with any class or series of capital stock of the Company hereafter created specifically ranking by its terms on parity with the Series A Preferred Stock ("Parity Securities") in each case as to distributions of assets upon liquidation, dissolution or winding up of the Company, whether voluntary or involuntary (all such distributions being referred to collectively as "Distributions").

Section 3. Dividends. The Series A Preferred Stock is eligible for dividends at the discretion of the Board of Directors, with the requirement that any dividends distributed to the holders of Series A Preferred Stock are distributed in an equivalent amount to the holders of Common Stock.

Section 4. Liquidation Preference. If the Company shall commence a voluntary case under the U.S. Federal bankruptcy laws or any other applicable bankruptcy, insolvency or similar law, or consent to the entry of an order for relief in an involuntary case under any law or to the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of the Company or of any substantial part of its property, or make an assignment for the benefit of its creditors, or admit in writing its inability to pay its debts generally as they become due, or if a decree or order for relief in respect of the Company shall be entered by a court having jurisdiction in the premises in an involuntary case under the U.S. Federal bankruptcy laws or any other applicable bankruptcy, insolvency or similar law resulting in the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of the Company or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and any such decree or order shall be unstayed and in effect for a period of sixty (60) consecutive days and, on account of any such event, the Company shall liquidate, dissolve or wind up, or if the Company shall otherwise liquidate, dissolve or wind up, including, but not limited to, the sale or transfer of all or substantially all of the Company's assets in one transaction or in a series of related transactions (a "Liquidation Event"), no distribution shall be made to the holders of any shares of capital stock of the Company (other than Senior Securities and Pari Passu Securities) upon liquidation, dissolution or winding up unless prior thereto the Holders of shares of Series A Preferred Stock shall have received the Liquidation Preference (as defined below) with respect to each share. If, upon the occurrence of a Liquidation Event, the assets and funds available for distribution among the Holders of the Series A Preferred Stock and Holders of Pari Passu Securities shall be insufficient to permit the payment to such holders of the preferential amounts payable thereon, then the entire assets and funds of the Company legally available for distribution to the Series A Preferred Stock and the Pari Passu Securities shall be distributed ratably among such shares in proportion to the ratio that the Liquidation Preference payable on each such share bears to the aggregate Liquidation Preference payable on all such shares. The purchase or redemption by the Company of stock of any class, in any manner permitted by law, shall not, for the purposes hereof, be regarded as a liquidation, dissolution or winding up of the Company. Neither the consolidation or merger of the Company with or into any other entity nor the sale or transfer by the Company of substantially all of its assets shall, for the purposes hereof, be deemed to be a liquidation, dissolution or winding up of the Company. The "Liquidation Preference" with respect to a share of Series A Preferred Stock means an amount equal to the Stated Value thereof. The Liquidation Preference with respect to any Pari Passu Securities shall be as set forth in the Amended Certificate of Designation filed in respect thereof.

Section 5. Conversion. The record Holders of this Series A Preferred Stock shall have no conversion rights.

Section 6. Redemption by Company. None. The company has no redemption rights.

Section 7. Voting Rights. The record holders of the Series A Preferred Shares shall have the right to vote on any matter with holders of common stock voting together as one class. Each share of Series A Preferred Stock shall have 500 votes for any election or other vote placed before the shareholders of the Corporation, regardless if the vote is taken with or without a shareholders' meeting.

The Record Holders of the Series A Preferred Shares shall be entitled to the same notice of any Regular or Special Meeting of the Shareholders as mayor shall be given to holders of any other series of preferred shares and the holders of common shares entitled to vote at such meetings. No corporate actions requiring majority shareholder approval or consent may be submitted to a vote of preferred and common shareholders which in any way precludes the Series A Preferred Stock from exercising its voting or consent rights as though it is or was a common shareholder.

For purposes of determining a quorum for any Regular or Special Meeting of the Shareholders, the Series A Preferred Shares shall be included and shall be deemed as the equivalent of the common shares represented at and entitled to vote at such meetings.

Section 8. Miscellaneous. Upon receipt by the Company of evidence of the loss, theft, destruction or mutilation of any Preferred Stock certificate(s) and in the case of loss, theft or destruction, of indemnity (without any bond or other security) reasonably satisfactory to the Company, or in the case of mutilation, upon surrender and cancellation of the Preferred Stock certificate(s), the Company shall execute and deliver new Preferred Stock certificate(s) of like tenor and date.

The remedies provided in this Amended Certificate of Designation shall be cumulative and in addition to all other remedies available under this Amended Certificate of Designation, at law or in equity (including a decree of specific performance and/or other injunctive relief, and nothing herein shall limit a Holder's right to pursue actual damages for any failure by the Company to comply with the terms of this Amended Certificate of Designation. The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holders of Series A Preferred Stock and that the remedy at Jaw for any such breach may be inadequate. The Company therefore agrees, in the event of any such breach or threatened breach, that the Holders of Series A Preferred Stock shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required

       IN WITNESS WHEREOF, the undersigned, being the sole directors and majority shareholders of American Brewing Company, Inc. hereby declare under penalty of perjury that the foregoing is a true and correct copy of the Amended Certificate of Designation of the Rights and Preferences of the Series A Preferred Stock of American Brewing Company, Inc. executed by the undersigned on behalf of the Company this 19th day of September, 2013.

American Brewing Company, Inc.

/s/ Neil Fallon
Neil Fallon, Director and CEO

By:  /s/ Julie Anderson
Julie Anderson, Director and Vice President